Exhibit 10.54

EXECUTION VERSION

Kadmon Holdings, LLC

450 East 29th Street

New York, New York 10016

June 10, 2016

72 KDMN Investment, LLC

c/o Cohen Private Ventures, LLC

72 Cummings Point Road
Stamford, CT 06902
Attn.:  Andrew B. Cohen

Re:  Letter Agreement (this “Agreement”)

Dear Mr. Cohen:

Reference is made to that certain Subscription Agreement dated May 31, 2011 by and between Kadmon I, LLC (“Kadmon I”) and 72 KDMN Investment, LLC (the “Investor”) relating to Investor’s $35,000,000 investment (the “Investment”) in Kadmon I, which holds, as its primary asset, membership interests in Kadmon Holdings, LLC (together with any successor, the “Company”).  This Agreement supplements the terms and provisions of the Second Amended and Restated Limited Liability Company Agreement of the Company dated as June 27, 2014, among the Company and the other parties thereto (the “Kadmon Holdings LLC Agreement”), as such terms exist on the date hereof regardless of any subsequent termination or modification, as applicable.  This Agreement is executed and delivered in anticipation of the Company’s planned conversion into a Delaware corporation and initial public offering of common stock (the “IPO”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Kadmon Holdings LLC Agreement.

In recognition of the Investment, other good and valuable consideration and the mutual promises and agreements set forth below, the sufficiency of which is acknowledged by the parties hereto, each party hereto hereby agrees as follows:

1.                                      Director Rights.

(a)                                 Until the IPO, for so long as the Investor and its Affiliates collectively own, directly or indirectly, any membership interests in Kadmon I, the Investor will have the right, at its option, to designate one (1) manager to the Company’s Board of Managers.  In addition, each member of the Company’s Board of Managers that is designated by the Investor shall be entitled to the benefits of an indemnification agreement in form and substance reasonably satisfactory to the Investor.

(b)                                 Following the IPO until the dissolution and winding up of Kadmon I and the liquidation of its assets (at which time all of the Company’s securities held by Kadmon I shall be distributed to the Investor and the other members of Kadmon I) (such dissolution, winding up and liquidation, the “Kadmon I Dissolution”), for so long so long as the Investor and its Affiliates collectively own, directly or indirectly, any membership interests in Kadmon I, the Investor will have the right, at its option, to designate one (1) director (the “Initial Investor Designee”) to the Company’s Board of Directors (the “Board of Directors”) and, upon such designation, the Board of Directors shall recommend to the stockholders of the Company to vote for the election of the Initial Investor Designee at any meeting of stockholders convened to elect directors of the Company.  In addition, each member of the Board of Directors that is designated by the Investor shall be entitled to the benefits of an indemnification agreement in form and substance reasonably satisfactory to the Investor.

(c)                                  Following the Kadmon I Dissolution, for so long as the Investor and its Affiliates collectively own, directly or indirectly, at least 25.0% of the Company’s equity securities received by the Investor upon the Kadmon I Dissolution (subject to equitable adjustment for any stock split, reverse stock split, recapitalization or other similar event), the Investor will have the right, at its option, to designate one (1) director (the “Investor Designee”) to the Board of Directors and, upon such designation, the Board of Directors shall recommend to the stockholders of the Company to vote for the election of the Investor Designee at any meeting of stockholders convened to elect directors of the Company.  In addition, each member of the Board of Directors that is designated by the Investor shall be entitled to the benefits of an indemnification agreement in form and substance reasonably satisfactory to the Investor.

(d)                                 The Company shall maintain, and shall cause each of its subsidiaries to maintain, directors and officers liability insurance coverage in effect at all times for its directors, managers and officers in reasonable amounts which are consistent with industry practice and companies of similar size and stage of development.

2.                                      Confidentiality.  Neither the Company nor any of its representatives or Affiliates shall issue any press releases or other public or private disclosure, including Company financial statements, using the name of the Investor or any information provided by the Investor in relation to its investment in the Company or any of its Affiliates (whether in connection with the Company or otherwise) without obtaining the Investor’s prior written consent; except, in each case, (i) in connection with a transaction pursuant to a valid and binding confidentiality agreement that is no less restrictive than the terms contained herein, (ii) when required to do so under applicable law, rule or regulation, including with respect to applicable periodic reports and other filings under federal and state securities laws, or as ordered by a court of competent jurisdiction, governmental agency or as required by any self-regulatory organization having supervisory authority or by any administrative body or legislative body (including a committee thereof) with purported or apparent jurisdiction to order the divulgence, disclosure or accessibility of such information, or (iii) to any accountant, legal counsel or other advisor of the Company in connection with a valid business purpose.

3.                                      Registration Rights.  Following the IPO, the Investor shall be granted the benefits of the same piggyback registration rights afforded other members of the Company pursuant to Section 14.15 of the Kadmon Holdings LLC Agreement, as such provisions exist on the date hereof regardless of any subsequent termination or modification, by no later than such time as Kadmon I distributes the Company’s common stock to the Investor.

4.                                      Most Favored Nation.  The Company hereby represents, warrants and covenants that neither it nor any of the Company’s subsidiaries have entered (on or prior to the date hereof) or shall enter (subsequent to the date hereof) into any side letter, subscription agreement or similar agreement, arrangement or understanding with any existing investor in the Company or any of its subsidiaries (each such existing investor, together with its Affiliates, an “Other Investor”) in connection with the admission of such Other Investor to, or otherwise relating to, the Company or any of its subsidiaries that has the effect of establishing rights or otherwise benefiting such Other Investor in a manner more favorable to such Other Investor than the rights and benefits established in favor of the Investor by the Kadmon Holdings LLC Agreement or pursuant to this Agreement (a “Side Letter”) unless, in any such case, the Investor or its designee to the Company’s Board of Managers has been given a copy, or made aware, of such Side Letter and, without any further action by any party hereto or thereto, this Agreement shall be deemed amended and modified in an economically and legally equivalent manner such that the Investor shall receive the rights and benefits of each more favorable term contained in such Side Letter applicable to such Other Investor, unless such rights and/or benefits are otherwise waived in writing by the Investor.  The Company agrees, at its expense, to take such other actions as the Investor may reasonably request to further effectuate the foregoing.  Notwithstanding the foregoing, the parties hereto acknowledge and agree that upon consummation of the IPO, the provisions of this Section 4, and any rights acquired pursuant to the terms of this Section 4, shall terminate in all respects and be of no further force or effect, except to the extent any such rights that have been acquired pursuant to this Section 4 survive the consummation of the IPO by their terms.

5.                                      Miscellaneous.

(a)                                 The parties hereto represent and warrant that the terms and conditions of this Agreement are binding upon each party in all material respects.

(b)                                 The parties hereto acknowledge and agree that each party may rely upon the representations and warranties expressly set forth in this Agreement.

(c)                                  This Agreement, together with the Kadmon Holdings LLC Agreement, constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and supersedes all other prior agreements and understandings, written or oral, between the parties hereto with respect to such subject matter.  For the avoidance of doubt, this Agreement shall not be terminated upon the termination or revocation of the Kadmon Holdings LLC Agreement.

(d)                                 In the event that any part of this Agreement shall be found to be illegal or in violation of public policy, or for any reason unenforceable at law, such finding shall not invalidate any other part hereof.

(e)                                  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to its conflicts of law doctrine.

(f)                                   This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in multiple counterparts, with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed to have the same legal effect as delivery of an original.

[SIGNATURE PAGE FOLLOWS]

If the foregoing is in accordance with your understanding of the agreement among us, please indicate your approval by signing and returning a copy of this letter to us.

Very truly yours,

KADMON HOLDINGS, LLC

		By:	/s/ Harlan W. Waksal, MD
Name: Harlan W. Waksal, MD
Title: President and Chief Executive Officer

Accepted and Agreed to
as of the date first above written:

72 KDMN INVESTMENT, LLC

By:	/s/ Andrew B. Cohen
Name: Andrew B. Cohen
Title: Authorized Signatory